BED BATH & BEYOND INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN Effective as of April 20, 2022 Section 1. Purpose. The Bed Bath & Beyond Inc. Executive Change in Control Severance Plan (the “Plan”) is effective as of April 20, 2022 (the “Effective Date”), pursuant to the authorization of the Board of Directors of Bed Bath & Beyond Inc., a New York corporation (the “Company”, which, as used throughout this Plan, shall be deemed to include any successor thereto). The Plan has been established to provide financial security to the Company’s Executives (as defined below) in the event of a Change in Control (as defined below) and upon certain terminations of employment with the Company. Except as expressly contemplated herein, this Plan replaces in full and supersedes any other change in control severance provided to the Executives, including without limitation, any offer letters or other plans. Section 2. Definitions and Construction (a) Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary. (i) “Affiliate” means each of the following: (A) any Subsidiary; (B) any Parent; (C) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (D) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that directly or indirectly controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (E) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Committee. (ii) “Annual Pay” means the annual rate of base compensation of an Executive in effect immediately prior to the Change in Control or at the time of his or her Termination of Employment, whichever is greater. (iii) “Award” means any award under a Company long-term incentive compensation plan of any option, stock appreciation right, restricted stock award, performance award or other stock-based award. (iv) “Board” means the Board of Directors of the Company or its successor. Exhibit 10.49

(v) “Bonus” means annual incentive compensation payable under the Company’s annual incentive award plan as in effect from time to time. (vi) “Cause” means, with respect to an Executive’s Termination of Employment, the following: (A) in the case where there is an employment agreement, severance agreement, or similar agreement in effect between the Company or an Affiliate and the Executive that defines “cause” (or words or a concept of like import), “cause” shall be as defined under such agreement; or (B) in the case where there is no employment agreement, severance agreement, or similar agreement in effect between the Company or an Affiliate and the Executive (or where there is such an agreement but it does not define “cause” (or words or a concept of like import)), the Executive’s: (1) indictment for or plea of nolo contendere to a felony or commission of an act involving moral turpitude; (2) commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company Group; (3) indictment for or plea of nolo contendere to any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to any member of the Company Group; (4) failure to perform any material aspect of his or her lawful duties or responsibilities for the Company or the Company Group (other than by reason of disability), and if curable, failure to cure in a timely manner; (5) failure to comply with any lawful written policy of the Company, any reasonable directive of the Chief Executive Officer of the Company (the “CEO”) (with respect to participants other than the CEO) or the Board, or, for any Executive who is not a direct report to the CEO, any reasonable directive of the Executive’s direct supervisor, and in each case, if curable, failure to cure in a timely manner; (6) commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities; (7) breach of any fiduciary duty owed to the Company Group; (8) violation or breach of any restrictive covenant or any material term of the applicable employment or other agreement, and, if curable, failure to cure in a timely manner; or (9) commission of any act or omission that damages or is reasonably likely to damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company. In addition, the Executive’s employment will be deemed to have terminated for “Cause” if, on the date the Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within four (4) months after such termination. (vii) “Change in Control” means, the occurrence of any one or more of the following events: (A) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding a person that is an “affiliate” (as such term is used in the Exchange Act) of the Company on the date of effectiveness of this Plan, or any affiliate of any such person; (B) during any period of twelve (12) months, the majority of the Board consists of individuals other than “Incumbent Directors” which term means the members of the Board at the beginning of such period, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (A), (C), or (D) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors who comprised the Incumbent Directors or whose election or nomination for election was previously so approved; (C) upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (A) above) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; (D) upon approval by the shareholders of the Company, the Company adopts any plan of liquidation providing for the distribution of all or substantially all its assets; or (E) upon the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company at the time of the sale. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (1) its sole purpose is to change the state of the Company’s incorporation, or (2) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. The Committee shall have the sole discretion to determine if a Change in Control has occurred for purposes of the Plan. (viii) “Change in Control Period” means the period beginning three (3) months prior to the consummation of the first instance of a Change in Control and ending on the date that is twenty-four (24) months after the consummation of the first instance of a Change in Control. (ix) “Code” means the Internal Revenue Code of 1986, as amended. (x) “Committee” means the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board. (xi) “Company Group” means the Company, its subsidiaries and affiliates, collectively. (xii) “Employer” means the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 5(d) of the Plan. (xiii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. (xiv) “Exchange Act” means the Securities Exchange Act of 1934, as amended. (xv) “Executive” means any individual who, on or immediately prior to a Change in Control or at the time of his or her Involuntary Termination, if earlier, has been designated by the Committee as a Tier I Executive, Tier II Executive or Tier III Executive. The Committee will review and designate the Tier I Executives, Tier II Executives and Tier III Executives on an annual basis. (xvi) “Good Reason” means, with respect to an Executive’s Termination of Employment, the following, without the Executive’s consent: (a) in the case where there is an employment agreement, severance agreement, or similar agreement in effect between the Company or an Affiliate and the Executive that defines “good reason” (or words or a concept of like import), “good reason” as defined under such agreement; or (b) in the case where there is no employment agreement, severance agreement, or similar agreement in effect between the Company or an Affiliate and the Executive (or where there is such an agreement but it does not define “good reason” (or words or a concept of like import)): (A) a reduction of the Executive’s base salary, other than a reduction of less than ten percent in connection with a comparable decrease applicable to all similarly situated executives of the Company; (B) the Company’s relocation of the Executive’s place of employment by more than thirty-five miles to a location not closer to the Executive’s residence; or (C) a material diminution in the executive’s duties, authority or responsibilities; provided, in each case, that a resignation will be with “Good Reason” only if the Executive provides the Company with written notice detailing the specific circumstances alleged to constitute “Good Reason” within sixty (60) calendar days after the occurrence of such circumstances, the Company fails to cure such circumstances in all material respects within thirty (30) days of receipt of notice, and the applicable executive actually resigns within one hundred and twenty (120) days following the first occurrence of any grounds for “Good Reason.” (xvii) “Health Benefit Coverages” means coverage under each group health plan sponsored or contributed to by the Employer (or following the Change in Control, by any affiliate of the Employer that employs the Executive) for its similarly situated active employees. (xviii) “Involuntary Termination” means during the Change in Control Period (i) a termination of the Executive’s employment by the Employer without Cause or (ii) a termination of the Executive’s employment by the Executive for Good Reason. (xix) “Parent” means any parent corporation of the Company within the meaning of Code Section 424(e). (xx) “Participation Schedule” means the schedule evidencing the Executive’s participation in the Plan, attached hereto as Exhibit A. (xxi) “Release” means a general release in the form provided by the Company from the Executive that releases the Company and its Affiliates (including all members of the Company Group) and interested parties from actual or contingent claims. (xxii) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Code Section 424(f). (xxiii) “Target Bonus” means the greater of (A) the Executive’s target Bonus in effect immediately prior to the Change in Control or (B) the Executive’s target Bonus in effect at the time of his or her Termination of Employment; provided, however, that for purposes of this Plan, “Target Bonus” shall not include any special bonuses, retention awards, sign-on bonuses or other similar bonus payments. (xxiv) “Termination of Employment” means (a) a termination of employment (not including a military or personal leave of absence granted by the Company, except as otherwise determined by the Committee) of an Executive from the Company and its Affiliates, or (b) when an entity employing an Executive ceases to be an Affiliate, unless the Executive otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. (xxv) “Tier I Executive” means an individual who is, at the relevant time, the CEO of the Company or is otherwise designated as a Tier I Executive by the Committee.

(xxvi) “Tier II Executive” means an individual who is, at the relevant time, a senior executive of the Company who is designated as a Tier II Executive by the Committee. (xxvii) “Tier III Executive” means an individual who is designated as a Tier III Executive by the Committee. (b) Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender. (c) Headings. The headings of Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control. Section 3. Change in Control Severance Benefits. (a) Severance Payments and Benefits. Subject to the provisions of Sections 3(b), 3(d), 3(e), 5(e), 5(f) and 5(o) hereof, if an Executive incurs an Involuntary Termination, then on the date upon which his or her Release becomes irrevocable (which must within the applicable time period noted in Section 3(b)), the Executive shall be eligible to receive the following severance benefits: (i) Cash Severance Pay. The Company shall pay Executive cash severance equal to (A) in the case of a Tier I Executive, 2.0 times the sum of the Tier I Executive’s Annual Pay and Target Bonus; (B) in the case of a Tier II Executive, 1.5 times the sum of the Tier II Executive’s Annual Pay and Target Bonus; and (C) in the case of a Tier III Executive, 0.5 times the sum of the Tier III Executive’s Annual Pay and Target Bonus (the “Cash Severance Payment”) payable in a lump sum, subject to the requirements of Section 5(n) below. The Cash Severance Payment shall be paid on the sixtieth (60th) day following the Involuntary Termination. (ii) Pro Rata Bonus. The Company shall pay Executive a pro rata share of the Executive’s Bonus for the performance period in which the termination date occurs, at the target level of performance and paid at such time as other executives receive their Bonuses, in accordance with the terms of the applicable Bonus plan. For the avoidance of doubt, any Bonus payment hereunder shall be in lieu of, and not in addition to, any Bonus payment pursuant to the applicable Bonus plan. (iii) Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding to the Executive shall be treated as specified by the terms of the applicable equity or long-term incentive compensation plan under which the grant or award was made and the applicable award agreement. (iv) Health Benefit Coverages. Executive shall be entitled to the continuation of his or her Health Benefit Coverages and, where applicable, his or her eligible dependents (i) in the case of a Tier I Executive, for a period of up to twenty-four (24) months following the date of Involuntary Termination; (ii) in the case of a Tier II Executive, for a period of up to eighteen (18) months following the date of Involuntary Termination; and (iii) in the case of a Tier III Executive, for a period of up to six (6) months following the date of Involuntary Termination, and in each of cases (i) through (iii), at a cost to the Executive that is equal to the cost for an active employee for similar coverage. The Executive may choose to continue some or all of such Health Benefit Coverages. If at any time on or after an Executive’s Involuntary Termination, any health benefit plan in which he or she has elected to continue his or her coverage either is terminated or ceases to provide coverage to the Executive’s covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Benefit Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees. With respect to the obligation of the Company to provide continued health plan coverage hereunder, the Company shall take all actions necessary such that the coverage is provided in a manner that satisfies the requirements of Sections 105 and 106 of the Code such that the health benefits received are not includible in the individual’s taxable income. The subsidized COBRA Health Benefit Coverage(s) provided hereunder shall immediately end upon the Executive’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued (with the Executive being obligated hereunder to promptly report such eligibility to the Employer). (v) Outplacement. Subject to the requirements of Section 5(n), and at the sole discretion of the Committee, within sixty (60) days following the date of the Executive’s Involuntary Termination, the Employer may make available a twelve (12) month executive outplacement services package for the Executive from a provider generally used by the Employer for such purposes. (vi) Accrued Obligations. Without regard to the Release requirement, a lump sum amount, within thirty (30) days of such termination, equal to (A) the earned, but unpaid, portion of the Executive’s Annual Pay as of the date of his or her Involuntary Termination, (B) Executive’s earned, but unpaid, Bonus, if any, for the year prior to the date of Executive’s Involuntary Termination and (C) reimbursement of any business expenses incurred by Executive through the date of Executive’s Involuntary Termination in accordance with then current Company policy. (b) Release and Full Settlement. Notwithstanding anything to the contrary herein, as a condition to the receipt of any severance payments or benefits under Section 3(a)(i) through (v) above, an Executive whose employment has been subject to an Involuntary Termination must, within forty-five (45) days of his or her Involuntary Termination, execute, deliver and not revoke a Release. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Executive shall constitute full settlement of all such claims and causes of action. (c) No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits, except as provided in Section 3(a)(iv) with respect to Health Benefit Coverage and in Section 3(d) with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. (d) Replacement of Other Arrangements. Any Executive who is a party to an individual employment or severance agreement or covered by another similar change in control or severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 3(a) of this Plan, shall receive such severance payments and benefits as provided under Section 3(a) of this Plan, and such payments and benefits received under this Plan shall replace in full and supersede any payments or benefits payable to such Executive under any such Other Plan. For the avoidance of doubt, the payments and benefits under this Plan do not supersede, enlarge or diminish any severance or termination payments or benefits payable to such Executive pursuant to an Other Plan to the extent applicable to a termination of employment that does not occur within the Change in Control Period. Any notice or pay in lieu of notice, severance benefits or other benefits that are required by any federal, state or local law relating to severance, plant closures, terminations, reductions- in-force, or plant relocations will reduce the Cash Severance Payment. (e) Parachute Taxes. Notwithstanding anything to the contrary herein, in the event any payment, distribution or provision of a benefit to an Executive pursuant to the terms of the Plan, when aggregated with any other payment, distribution or provision of a benefit to or on behalf of such Executive outside of the Plan, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”) as determined by the Company, the Company shall reduce the payments and/or benefits (by reducing the total payments payable, if applicable, (including reducing a payment to zero)) to such Executive in whole or in part so that no part of the payments or benefits received under the Plan by such Executive will be subject to the Excise Tax; provided, however, that such reduction(s) shall be made only if by reason of such reduction(s) the Executive’s net after-tax benefit (as determined in good faith by the Company), after all such reduction(s), will exceed the Executive’s net after-tax benefit if such reduction(s) were not made. Such calculations shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) and shall be binding on the Executive. In the event that the payments and/or benefits are to be reduced pursuant to this Section 3(e), such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 3(e) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the affected Executive within fifteen (15) business days of the receipt of notice that there has been a parachute payment, or such earlier time as is requested by the Company. Nothing in this Section 3(e) shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s tax liability, including in respect of excise tax liabilities under Section 4999 of the Code. (f) Reductions to Payments Pursuant to Company Policies. The maximum payments and benefits described in Section 3(a)(i)-(v) under the Plan shall be reduced to the extent necessary to be consistent with the Company’s applicable policies as in effect from time to time, such that no shareholder ratification of such payments and benefits shall be required. Any reduction pursuant to this Section 3(f) shall be made in the sole discretion of the [Committee], with the intention but not guarantee that any such reduction will be made in a manner consistent with the requirements of Section 409A of the Code and, where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Section 4. Administration of Plan. (a) Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan: (i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; (ii) to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan; (iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; (iv) to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Executive’s employment and the cause of such termination and the amount of such payment or benefit); (v) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; (vii) to sue or cause suit to be brought in the name of the Plan; and (viii) to obtain from the Employer and from Executives such information as is necessary for the proper administration of the Plan. (b) Participation. The Committee shall designate those key employees of the Company entitled to participate in the Plan. Each Executive eligible to participate in the Plan shall receive a Participation Schedule in substantially the form attached as Exhibit A hereto. Such Participation Schedule shall specify whether the Executive shall be designated as a Tier I Executive, a Tier II Executive or a Tier III Executive. Notwithstanding anything in this Plan to the contrary, as a condition to participation, an Executive must execute his or her Participation Schedule evidencing the Executive’s agreement to be bound by all the terms of the Plan, including, without limitation, the provisions of Section 3(d) and Section 5(f) hereof. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself or herself as a participant in the Plan. (c) Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. (d) Claims Procedure. Any Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Executive who is not paid a benefit and who believes that he or she is entitled to a benefit, or who has been paid a benefit and who believes that he or she is entitled to a greater benefit, may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by an Executive is denied or modified, the Committee shall furnish notice to the claimant of the specific reason or reasons for the denial, along with reference to the pertinent plan provisions on which the denial is based. The Committee will also indicate what additional material or information, if any, is required to perfect the claim. The Committee’s notice shall also explain the Plan’s claim review procedure as contained herein and describe the Executive’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review. The Committee will generally provide notice of any decision denying the claim within ninety (90) days after the claim is filed. If special circumstances require an extension of time to act on the claim, another ninety (90) days will be allowed. If such extension is required, the Committee will notify the employee before the end of the initial ninety (90) day period. If the Executive desires to appeal a claim denial because there is disagreement about the reason the claim is denied, the Executive must notify the Committee in writing within sixty (60) days after the date the claim denial was sent to the Executive. A request for a review of the claim and for examination of any pertinent documents may be made by the Executive or by anyone authorized to act on the Executive’s behalf. The Executive or his or her representative should submit the reasons that he or she believes the claim should not have been denied, as well as any data, questions, or appropriate comments, in writing. The Committee will notify the Executive of the final decision within sixty (60) days after receipt of a written request for review unless special circumstances require an extension of time for processing, in which case a further sixty (60) days will be allowed. Any claim for benefits, or appeal of the denial of a claim for benefits, shall be filed with: Human Resources Department Bed Bath & Beyond Inc. 650 Liberty Avenue Union, NJ 07083 With a copy to: General Counsel Bed Bath & Beyond Inc. 650 Liberty Avenue Union, NJ 07083 If the Committee fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to bring a civil action under ERISA Section 502(a). This Section 4(d) shall be interpreted such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I, of ERISA, and the applicable provisions set forth in Department of Labor regulation section 2560.503-1. Section 5. General Provisions. (a) Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets. (b) Cost of Plan. Except as provided in Section 3(a)(iv), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Executives. (c) Plan Year. The Plan shall operate on the basis of the Company’s fiscal year. (d) Other Participating Employers. The Committee may designate any entity eligible by law to participate in the Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan. (e) Amendment and Termination. (i) The Plan may be terminated or amended from time to time at the discretion of the Committee; provided, however, that, subject to the provisions of Section 5(e)(ii), the Plan may not be amended or terminated (A) during the Change in Control Period without the prior written consent of all Executives who were designated as Executives at such time or (B) during the period in which any Executive is eligible to receive severance and benefits provided in Section 3(a), without the prior written consent of such Executive. Notwithstanding anything to the contrary herein, the Board, in its sole discretion, may amend or terminate the coverage of any Executive under the Plan by giving prior written notice to the Executive at least six (6) months in advance of such amendment or termination of coverage; provided, however, that any amendment or termination of coverage which occurs within six (6) months before the Change in Control Period will not become effective until the later of (x) the first day following the end of the Change in Control Period or (y) the first day following the end of the period described in Section 5(e)(ii)(B). The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the existence of the Plan shall survive any termination of the Plan. (ii) The provisions set forth in Section 5(e)(i) that otherwise restrict amendments to the Plan during the Change in Control Period shall not apply to (A) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law or (B) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of an Executive’s rights under the Plan, as determined by the Committee in its sole discretion. (f) Restrictive Covenants Agreement. (i) Existing Agreement. This Plan shall have no effect on the continued effectiveness of existing restrictive covenants entered into between the Company and Executive. By executing his or her Participation Schedule, the Executive agrees and affirms that any violation of Executive’s existing restrictive covenant agreement contained in the Executive’s employment agreement or any other agreement entered into with any member of the Company Group will result in forfeiture of Executive’s benefits under this Plan. (ii) New Agreement. For any Executive entitled to benefits under this Plan who is not already party to an existing restrictive covenants agreement, such Executive shall be required to enter into a new restrictive covenants agreement with the Company as a condition to participation in this Plan. The Executive’s agreement to this requirement shall be effected by the Participant’s execution of his or her Participation Schedule. (iii) Reasonable Compensation Under Section 280G. The Executives agree and acknowledge that a portion of any parachute payment payable hereunder is reasonable compensation in respect of restrictive covenant agreements entered into by the Executive and the Company. (g) Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time. (h) Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. (i) Nonalienation. Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or by the laws of descent and distribution. (j) Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Executives with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Executives. (k) Taxes. The Employer or its successor may withhold from any amounts payable to an Executive under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. (l) Disputes; Enforcement Costs. (i) All actions or proceedings arising out of or relating to this Plan shall be tried and litigated only in the New York State or Federal courts located in the County of New York, State of New York. The Executives shall irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. Notwithstanding the foregoing, either an Executive or the Company may seek injunctive or equitable relief to enforce the terms of this Plan in any court of competent jurisdiction.

(ii) All reasonable expenses of an Executive or the Company, as applicable, incurred in enforcing such party’s rights and/or in the recovery of the benefits under this Plan, including but not limited to, attorneys’ fees, court costs, arbitration costs, and other reasonable expenses shall be paid by the other party if a party prevails on at least one material substantive issue in such proceeding. (m) Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of New York without regard to conflict of laws principles, except to the extent pre-empted by federal law. (n) Section 409A. (i) General. To the extent applicable, this Plan shall be interpreted and applies so that the payments of benefits set forth herein shall either be exempt from, or in the alternative, comply with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to any Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, to preserve the economic benefits of this Plan and to avoid less favorable accounting or tax consequences for the Company and/or (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. (ii) Separation from Service under Section 409A. Notwithstanding anything herein to the contrary: (A) no termination or other similar payments and benefits hereunder shall be payable to an Executive unless such Executive’s Termination of Employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (B) if an Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which such Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to such Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (y) the date of such Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 5(n)(ii) shall be paid in a lump sum to such Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; and (C) the determination of whether an Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of such Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto). (iii) Reimbursements and Installments. To the extent that any reimbursements or corresponding in-kind benefits provided to an Executive under this Plan are deemed to constitute “deferred compensation” under Section 409A, (A) such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A- 3(i)(1)(iv) of the Department of Treasury Regulations; and (B) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. To the extent that any installment payments under this Plan are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A- 2(b)(2)(iii) of the Department of Treasury Regulations), each such installment payment that an Executive may be eligible to receive under this Plan shall be treated as a separate and distinct payment. (o) Recoupment. Notwithstanding anything herein to the contrary, all incentive-based cash and equity compensation grants awarded to the Executive, including, without limitation, annual bonuses and other short- and long-term cash incentives, stock options, restricted stock, restricted stock units, performance shares, and performance share units are subject to the Bed Bath & Beyond Inc. Compensation Recoupment Policy, as amended from time to time. Further, if the Executive is retroactively deemed terminated for Cause, or commits a breach of the restrictive covenants described in Section 5(f), the benefits described in Section 3(a)(i)-(v) are subject to forfeiture and/or recoupment by the Company.

EXHIBIT A PARTICIPATION SCHEDULE [Date] [Executive Name] [Address of Executive] We are offering you the opportunity to become a participant in the Bed Bath & Beyond Inc. Executive Change in Control Severance Plan. All defined terms used herein shall have the meaning ascribed to them in the Plan. As a condition to your participation in the Plan, you must execute this Participation Schedule evidencing your agreement to be bound by all the terms of the Plan, including, without limitation, the provisions of Section 3(d) and Section 5(f) thereof. Except as may be provided under any other agreement between you and the Company, your employment by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to change the status of your employment, or to change the policies of the Company regarding termination of employment. For purposes of the Plan, your participation shall be designated as a Tier [●] Executive. Notwithstanding the foregoing, the Committee may amend your designation as a Tier [●] Executive pursuant to Section 5(e) of the Plan. By executing this Participation Schedule, you agree and acknowledge that your participation in this Plan constitutes an amendment to your employment agreement, to the extent applicable, solely with regard to severance and benefits due to you upon a qualifying termination within the Change in Control Period. Executed as of this [●] day of [●], 20[●]. [Executive] [BED BATH & BEYOND INC.]1 By: Title: 1 If the Executive is employed by an entity other than Bed Bath & Beyond Inc., to add a signature for that Employer.